Exhibit 2.1

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER
                   -----------------------------------------

                  This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of August 4, 2005, by and among FORTUNE BRANDS, INC., a Delaware corporation ("Fortune"), ACCO WORLD CORPORATION, a Delaware corporation ("ACCO"), GEMINI ACQUISITION SUB, INC., a Delaware corporation ("Acquisition Sub"), and GENERAL BINDING CORPORATION, a Delaware corporation ("GBC"), is entered into to amend the Agreement and Plan of Merger, dated as of March 15, 2005, by and among Fortune, ACCO, Acquisition Sub and GBC (the "Agreement") in the following particulars only:

                               W I T N E S S E T H :
                               - - - - - - - - - -

                  WHEREAS, Fortune, ACCO, Acquisition Sub and GBC desire to amend the Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants hereinafter contained, the parties hereby agree as follows:

                  1. Definitions. Capitalized terms used in this Amendment and defined in the Agreement shall have the meanings ascribed to such terms in the Agreement.

                  2. Amendment of Section 1.1. Section 1.1 of the Agreement is hereby amended as follows:

                  (a) The definition of the term "ACCO Common Stock Price" is hereby deleted and restated in its entirety as follows:

                  "'ACCO Common Stock Price' means the trading price per share of ACCO Common Stock trading "regular way" based on the first trade reported on the NYSE Composite Transactions reporting system on the first full NYSE trading day immediately following the Time of Distribution."

                  (b) The definition of the term "GBC Stock Plans" is hereby deleted and restated in its entirety as follows:

                  "'GBC Stock Plans' means, collectively, the General Binding Corporation 1989 Stock Option Plan, as amended and restated, the GBC 2001 Stock Incentive Plan for Employees and the GBC Non-Employee Directors 2001 Stock Option Plan."

                  (c) The definition of the term "Pre-Distribution Fortune Common Stock Price" is hereby deleted and restated in its entirety as follows:

                  "'Pre-Distribution Fortune Common Stock Price' means the trading price per share of Fortune Common Stock trading "regular way" (i.e., with due bills and including the value of the ACCO Common Stock to be distributed in respect thereof) based on the last trade reported on the NYSE Composite Transactions reporting system on the last full NYSE trading day immediately preceding the Time of Distribution (which may be the Distribution Date)."

                  3. Amendment of Section 2.5. Section 2.5(b) of the Agreement is hereby deleted and restated in its entirety as follows:

                           "(b) All shares of GBC Common Stock and GBC Class B
                  Common Stock converted into the right to receive ACCO Common Stock pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate or book-entry credit previously evidencing any such shares of GBC Common Stock or GBC Class B Common Stock (a "GBC Certificate") shall thereafter evidence only the right to receive the number of whole shares of ACCO Common Stock (which shall be in uncertificated book-entry form) into which the shares of GBC Common Stock or GBC Class B Common Stock formerly evidenced by such GBC Certificate have been converted pursuant to this
                  Section 2.5. GBC Certificates shall be exchanged for whole shares of ACCO Common Stock issued in consideration therefor upon the surrender of such GBC Certificates in accordance with Section 3.2, without any interest thereon. If between the date hereof and the Effective Time, the outstanding shares of GBC Common Stock or GBC Class B Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization (other than solely as a result of the Merger), an appropriate and proportionate adjustment shall be made to the Exchange Ratio."

                  4. Amendment of Section 3.2. Section 3.2 of the Agreement is hereby amended as follows:

                  (a) Section 3.2(a) of the Agreement is amended by deleting from the parenthetical in the second sentence thereof the phrase "unless a physical certificate is requested".

                  (b) Section 3.2(c) of the Agreement is deleted and restated in its entirety as follows:

                                    "(c) If any book-entry credit evidencing
                           shares of ACCO Common Stock is to be registered in a name other than that in which the GBC Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the GBC Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a book-entry credit evidencing shares of ACCO Common Stock in any name other than that of the registered holder of the GBC Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable."

                  (c) The last sentence of Section 3.2(d) of the Agreement is hereby amended by deleting therefrom the phrase
                  "certificates representing".

                  5. Amendment of Section 7.16(a). The last sentence of
Section 7.16(a) of the Agreement is hereby deleted in its entirety.

                  6. Interpretation. The Agreement shall not be amended or otherwise modified hereby except as set forth in Sections 2 through 5 of this Amendment. Except as expressly amended by Sections 2 through 5 of this Amendment, the Agreement shall remain in full force and effect. In the event of any inconsistency or contradiction between the terms of this Amendment and the Agreement, the provisions of this Amendment shall prevail and control.

                  7. Reference to the Agreement. On and after the date hereof, each reference in the Agreement to "this Agreement", "hereof", "herein", "herewith", "hereunder" and words of similar import shall, unless otherwise stated, be construed to refer to the Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time referring to the Agreement, a reference to the Agreement in any such instrument or document to be deemed to be a reference to the Agreement as amended hereby.

                  8. Counterparts. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

                  9. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                    FORTUNE BRANDS, INC.

                                    By: /s/ Mark A. Roche
                                        -----------------
                                        Name:    Mark A. Roche
                                        Title:   Senior Vice President, General
                                                 Counsel and Secretary



                                    ACCO WORLD CORPORATION

                                    By: /s/ Neal V. Fenwick
                                        -------------------
                                        Name:    Neal V. Fenwick
                                        Title:   Executive Vice President -
                                                 Finance and Administration



                                    GEMINI ACQUISITION SUB, INC.

                                    By: /s/ Mark Hausberg
                                        -----------------
                                        Name:    Mark Hausberg
                                        Title:   Vice President and Treasurer



                                    GENERAL BINDING CORPORATION

                                    By: /s/ Steve Rubin
                                        ----------------
                                        Name:    Steve Rubin
                                        Title:   Vice President, Secretary
                                                 and General Counsel